Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-258044 on Form S-8 and Registration Statement No. 333-266443 on Form S-3 of our report dated February 27, 2023 relating to the consolidated financial statements of Bridge Investment Group Holdings Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP
Salt Lake City, Utah
February 27, 2023